Exhibit 99.(b)

AMENDMENT TO THE BY-LAWS

OF

VALUE LINE CENTURION FUND, INC.

A majority of the Board of Directors of Value Line Centurion Fund, Inc., a Maryland corporation (the “Fund”), acting pursuant to Article X of the Fund’s undated By-laws as filed with the Securities and Exchange Commission on February 26, 1999, have amended the By-laws as follows, such amendment to become effective as of September 16, 2010:

1.  Section 8 of Article I of the By-laws is hereby deleted and replaced with the following:

“SECTION 8. The Board of Directors may close the stock transfer books of the corporation for a period not exceeding twenty days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of stock shall go into effect; or, in lieu of closing the stock transfer books, the Board of Directors may fix in advance a date, not exceeding ninety days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of stock shall go into effect, or a date in connection with the obtaining of any consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at any such meeting and at any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of stock, or to give such consent, and in such case such stockholders, and only such stockholders, as shall be stockholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation  after any such record date fixed as aforesaid.”